Exhibit 99.1

Contact: Robert Zonneveld, Chief Financial Officer

913-360-5229

FOR IMMEDIATE RELEASE

MGP Ingredients, Inc. Announces New Secured Credit Agreement

ATCHISON, Kan., May 8, 2008— On May 5, 2008, MGP Ingredients, Inc. (Nasdaq/MGPI) entered a new accounts receivable and inventory borrowing base secured credit agreement with Commerce Bank, N.A., as agent, and Commerce Bank, N.A.,  BMO Capital Markets Financing, Inc. and National City Bank as lenders.  The credit agreement replaces the company’s former $30 million line of credit agreement with Commerce Bank, N.A., and, subject to borrowing base limits, provides for a $40 million, three-year revolving credit facility and a $25 million, five-year term loan facility.

The credit agreement contains accordion features, which permit the lenders, in their sole discretion, to agree to a one-time increase in the revolving credit commitment of up to $20 million and a one-time term loan increase of up to $10 million. Borrowings under the term loan facility may be made until May 4, 2009 and then the outstanding principal of the term loan will be payable commencing June 30, 2009 in quarterly payments equal to 1/28 of the then outstanding principal balance of the term loan, with any unpaid principal balance amount being due on May 5, 2013.  The outstanding principal balance of the revolving credit loans is due on May 5, 2011.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products. The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

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